Exhibit 99.2
DATATRAK INTERNATIONAL, INC.
Moderator: Dr. Jeffrey Green
August 7, 2006
3:30 p.m. CT
Operator: Thanks so much for holding, ladies and gentlemen, and welcome to the Datatrak International second quarter 2006 earnings conference call. At this time I would like to inform you that today’s conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.
     Before beginning the conference call, Datatrak management would like to remind you that discussing the company’s performance today, there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
     Such statements related to future events and expectation involves known and unknown risk and uncertainty. Datatrak’s results or actions may differ materially from those projected in the forward-looking statements.
     For a summary of these specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see Datatrak’s Form 10K for the year ended December 31st, 2005 filed with the SEC.
     And now at this time, I would like to turn the conference over to our host, Dr. Jeffrey Green. Dr. Green, please go ahead.
Dr. Jeffrey Green: Thank you, Beau. Welcome everyone, to our conference call for the second quarter of 2006. We will begin with initial comments followed by questions and answers.
     In addition to the financial information for the second quarter, we will provide an update on our acquisition-related consolidation that was accounted for in June. We will also provide an update on the momentum being generated in the global market for the Datatrak eClinical platform which continues to lead to record business development and pipeline activity during this period.
     All of these developments, we believe, continue to place Datatrak in a significant technology-leadership position as an enterprise information-management system for global clinical trial deployment.
     Second quarter financial results. Revenue for the second quarter of 2006 was $4.8 million. This represents Datatrak’s 14th consecutive quarter of revenue growth, this compared to $3.7 million for the second quarter of 2005 representing a 30 percent increase.
     Our gross profit margins for the second period of this year were 72 percent, which compared to 75 percent for the same period a year ago. The small decline in gross profit margin for this quarter is the result of several factors.
     Some of our larger contracts are now progressing into the volume-discount phase where the actual data-item charge is less than in earlier stages of those projects. Also, there was some inefficiency in the operational department as we were taking to train internally on the new platform.
     Because of the addition of new revenue lines at margins estimated to exceed the 75 percent level, namely medical coding and Web-based randomization that are both being utilized in new contracts. We remain comfortable with the gross margins in the 75-percent range for the full year of 2006.

     The net loss for the quarter was $702,000 or 6 cents per share basic and fully diluted. This compared with a second quarter net income in 2005 of $261,000 or 3 cents per share on a basic and 2 cents per share on a fully diluted basis.
     Our operating results for the second quarter contained a severance charge as a result of the acquisition completed in February. A total of 10 positions were eliminated at the end of June, representing approximately $185,000 of SG&A expenses per quarter.
     These were all non-revenue-generating positions and, therefore, will have no negative impact on our ability to deliver on our growing number of clinical trials. The termination of these positions produced a severance charge of $295,000 associated with employee contracts and other lawful requirements.
     Our non-cash expense items in the second quarter of 2006 that were not present in 2005 included $345,000 of depreciation and amortization related to the acquisition, and $84,000 of stock-compensation expense related to the adoption of FAS 123(R).
     The combination of non-cash and severance expenses in the second quarter totaled $725,000. One should be aware that as a result of requirement to expense stock-based compensation this year and the amortization of intangibles related to the acquisition, we have higher non-cash expenses versus a year ago. And these will continue moving forward.
     We’ve also begun winding down our outsourced development initiatives as this work can now be consolidated internally. Though not fully completed at this time, expected savings from this ultimate action by the end of 2006 will yield yearly cost savings of approximately $780,000.
     Let me take this opportunity to address expected questions relating to our operating expenses and the savings that we have itemized just now. As you all know, Datatrak has taken the stance not to provide guidance. We consider quantification of future operating expenses as guidance.
     The cost savings we have just itemized result from the actions that we have either taken during this quarter or will be completed by the end of the year, as in the case of development outsourcing.
     As our business expectedly grows over the next several quarters and years, we will obviously have increasing costs in areas such as operational growth, software development, infrastructure expansion or our marketing and sales efforts. However, it is correct to interpret that these savings are quantifiable at the current time with the values provided.
     Revenue for the first six months of 2006 was $9.3 million. This compared to revenue of $7.4 million for the second quarter of 2005, representing a 27 percent increase. The gross margin for the first six months of 2006 was 73 percent, which compared to a gross margin in 2005 of 75 percent.
     The net loss for the first six months of 2006 was approximately $783,000 or 7 cents per share on a basic and fully diluted basis. This compared with the net income of $793,000 or 8 cents per share basic and 7 cents per share fully diluted for the first six months of 2005.
     Cash flow from operations during the second quarter was a negative $391,000 and is a negative $269,000 year to date. Cash balance at quarter end was approximately $4.2 million. Cash balance since the end of the second quarter has ranged between $4.5 and $4.9 million.
     Our backlog at the end of the second quarter was $16.6 million; backlog at the end of December 2005 was $20.3 million; backlog as of today is approximately $15 million. Everyone is to be reminded that none of the contracts that are circulating in our record pipeline are included in backlog.
     It may be surprising to some that, in light of our record revenue and current growth rates, that backlog has decreased compared to the end of last year. Everyone is to be minded that backlog only exists from signed contracts.

And although three customers this quarter have made the decision to standardize on Datatrak for all of their clinical trials, the projects that are signed up are still one by one.
     Even though we believe the decision to standardize on our platform as a single-technology solution is very significant, from a long-term business perspective that decision alone has absolutely no immediate effect on backlog calculation.
     In past calls, we have also discussed other reasons why our backlog has historically not been an accurate predictor of our (near-term) revenue growth. So I will not repeat those unless you have questions later.
     You may find it interesting to know that in an analysis from comparable quarterly periods, from June 30th, 2004 to June 30th, 2006 our revenue has grown 85 percent with a corresponding backlog growth of only 10 percent.
     As we progress through the coming quarters and start to benefit from the increasing momentum we are seeing from the new- and expanded-revenue opportunities of our eClinical platform and from growth in our alliance with Duke’s COResearch in the cardiac-safety area, we do expect the backlog to return to an upward trend.
     Topic number two, integration efforts are progressively advancing. We made significant progress on the business-integration front during the second quarter as evidenced by our reorganization in June, which mostly occurred in the software-development area.
     On other fronts our marketing and sales efforts, quality-assurance activities and financial systems are completely unified among all three offices of Datatrak. We have fortunately been hosting audits to new customers on almost a weekly basis during the second quarter. Audits are normally the last step of a new client prior to the awarding of business.
     Our help desk in Germany began servicing calls for the eClinical suite in August. And our operations department is progressively transitioning towards initiating all new projects with the eClinical suite. The movement of the new eClinical suite to the state-of-the-art global data center in Cleveland is targeted to be accomplished in October.
     Over the past 10 years in our industry, we have seen many of our customers undergo mergers and acquisitions. The consolidation of corporate cultures is risky and often fraught with many uncertainties. These situations are always painful to some degree, producing definable periods of inefficiency in the process.
     Since we are a critical provider to many large pharmaceutical companies who have undergone similar situations on a grander scale than ours, we have observed that some of these mergers and acquisitions have unclear organizational charts and strategies for up to one to two years after such an apparent consolidation.
     At a smaller company like Datatrak, we did not have the luxury of taking long periods of time sorting out reorganization efforts. In a comparative sense, we believe that our integration efforts have been quite decisive and expedient.
     With the exception of the gradual diminishing of outsourcing and development and the eventual movement of production hosting of Datatrak eClinical to Cleveland in October, the majority of our integration efforts are completed.
     Once the outsourcing of development is terminated, these contributions, added together with the elimination of redundancies in that development department, we will have achieved over $1.5 million of annual cost savings.
     Topic number three, record pipeline growth continues along with customers progressing to use Datatrak eClinical as a standard for enterprise information management in clinical trials. Our second quarter continued to show a new business with both Version 4.0 and eClinical platforms, though the clear predominance of new projects centered on our broader eClinical suite.

     We added seven new customers to Datatrak during the second quarter, including the announced contribution from Duke’s COResearch cardiac safety division. In the second quarter, four of our existing clients who performed multiple projects with Version 4.0 decided to begin new clinical trials with the Datatrak eClinical suite.
     One client in particular has done 16 projects with Versions 3.2 and 4.0, and they recently decided to initiate the next project with Datatrak eClinical because of the expanded functionalities. They are deploying our Web-based randomization tool on this new project, deciding not to retain their normal stand-alone phone-randomization company for this service, because, with Datatrak eClinical, all of the clinical trial information resides in a single database without any integration steps.
     This type of progress should help in alleviating the concerns of some that customers might decide to reevaluate the technology market following our acquisition. Though such a concern is understandable, it must be counter-balanced by the unprecedented movement of other clients making decisions to standardize on our platform because of the extensive breadth of capabilities.
     It makes little sense to move backwards in clinical-trial capabilities by moving from a unified platform not requiring integration, towards a limited-point solution just because a transaction was done.
     We are pleased to say that we have seen no hesitancy of customers taking advantage of the broader eClinical platform, though there have been a small number of projects ordered with Version 4.0 this quarter by previous technology-transfer clients who wanted to get a little more value out of their training and familiarity with Version 4.0.
     Two of the clients ordering their most-recent trials with Datatrak eClinical were actually technology-transfer clients. It is likely that the familiarity and trust of these customers with Datatrak as a service provider and proven custodian of their clinical-trial data may have had something to do with the higher comfort level of returning to us, despite our delivery of a brand-new platform.
     During this quarter, we were also pleased to advance three customer relationships to the point where they have decided to standardize on Datatrak eClinical platform for all of their clinical trials. As announced, two of these companies were CROs and one was a European pharmaceutical company. This standardization movement is something that would not likely have occurred without the broader platform.
     We also were successful in obtaining our first contract with a new multi-billion dollar top-10 pharmaceutical company. This was alluded to in the last conference call, but this trial has since been awarded to Datatrak and the master agreement is in preparation.
     Although this initial trial is small, it represents yet another opportunity to significantly expand an existing relationship as we progress through the next several years. These two situations deserve to be highlighted since they are signs of new and important maturations in the market for our company.
     These relationships represent the first time that we have been selected as the standard platform for such organizations, which definitely progresses beyond the traditional vendor-evaluation mode for each project. And they are strong indicators of future growth potential.
     Secondly, the top 10 pharmaceutical companies selecting Datatrak validates our belief that eClinical platform has changed this landscape somewhat and makes it easier for companies – large and small – to envision using Datatrak eClinical as a complete enterprise information-management platform for their clinical trials. Previously, without the broader platform, we were usually restricted to the mid-tier and smaller pharmaceutical and biotechnology companies.
     Lastly, these developments continue to support and add credibility to our goals and objectives from last year, when we stated that over the next several years, we wanted to solidify relationships with four to five customers that were capable of performing 30 to 40 new clinical trials per year, and combine that with 30 to 40 customers that could perform 1 to 10 trials per year.

     Today, we have a nucleus established that provides the foundation for these goals and objectives over the next few years. The added advantages of our eClinical platform and our entry into the cardiac safety market give us strong confidence that we can hit these targets.
     To further support this stance, the number of active clinical trials have approximately doubled over the same periods a year ago. During the second quarter of 2006, we had 108 contracts generating revenue. In the second quarter of 2005, this figure was 58. During the past six months, we have had 114 active studies compared to 65 for the same six months of 2005.
     During the second quarter, our relationship with Duke’s COResearch unit continued to demonstrate results. Our alliance partner brought five new clients to the Datatrak eClinical suite at a zero cost of sales for us.
     A current analysis revealed that only six percent of COResearch’s customer base includes existing Datatrak customers. Many of these customers have asked COResearch about the opportunities to also collect their clinical trial in parallel with their cardiac-safety data in the same software platform.
     We strategize with COResearch on a daily basis to see how we can best leverage each other’s position with these customer opportunities. In return, the Datatrak sales team highlights our extended capabilities with the Duke group in every prospective encounter.
     Both sides have been very opening regarding the leveraging of these opportunities for each party. COResearch’s pipeline is progressively growing and given the emphasis from the FDA on cardiac safety, we expect this activity level to only increase over the next several years.
     So in summary, let me just say we are very pleased with the progress we have made over the past four months following the acquisition to bring these two organizations together. The vast majority of the expected costs associated with doing so are behind us.
     Our new platform is achieving unprecedented levels of interest and adoption. And our pipeline of new opportunities for both our eClinical platform and our cardiac-safety offering are robust.
     Patience will be required for the full benefits of both to be realized as we progress through the next few quarters and years. But the trends are solidly moving in the right direction.
     As a final point before we move on to the Q&A, Datatrak is presenting at the Roth Capital Conference in New York on Thursday, September 7th at 1:00 p.m. in the afternoon. We will be making an official announcement of this one to two weeks before the scheduled event. Terry and I would be happy to address any questions you might have.
Operator: Thank you, Dr. Green. Ladies and gentlemen, at this time if you do have any questions or comments, simply press star one on your touch-tone telephone. If you’re joining us this afternoon using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, star one for any questions or comments. And we’ll pause for just one moment.
     And we’ll go first today to Laura Engel of Stonegate Securities. Laura?
Laura Engel: Good afternoon, how are you?
Dr. Jeffrey Green: Hi, Laura.
Terry Black: Hi, Laura.
Laura Engel: Good. I have a question. You mentioned some goals going forward for your customer base and, I guess, concentration of customers. In the past, you’ve had the big percentages with the Otsuka Research Institute. Do you still expect to have, say, one to two large customers that are that concentrated as a percentage of your sales? Or do you expect it to be a little more spread out going forward?

Dr. Jeffrey Green: Well, I think Laura, our target is – and I think we’ve got the nucleus for that now – to have four to five companies that would be capable of delivering trials like Otsuka.
Laura Engel: Right.
Dr. Jeffrey Green: I think Otsuka, they still have some large trials that are running with us and will continue to run for the next couple of years as they finish up. And I think that Otsuka’s presence will gradually decline because, mostly, it will become diluted by the other ...
Laura Engel: By the other ones. OK.
Dr. Jeffrey Green: ... yes, other clients that are stepping up.
Laura Engel: OK. And then you mentioned the majority of these severance costs are behind us and the moving of the – I guess it was the data center – to Cleveland, Ohio in October 2006. Do you expect the majority of those costs to hit in the third quarter? Or will some of them fall into the fourth quarter? Is that something that’s going to happen ahead of time or be spread over the remaining two quarters?
Terry Black: Most of the movement of the equipment of the data center was to be a capitalized item anyways. So there won’t be there and, as of this point we believe we’ve got the bulk of those expenses behind us.
Laura Engel: OK, OK great. Well great revenues.
Dr. Jeffrey Green: Thank you.
Operator: And next with Emerging Growth, we go to Raymond Myers.
Raymond Myers: Yes, thanks for taking the questions.
Dr. Jeffrey Green: No problem, Ray.
Raymond Myers: Hey Jeff. Thanks. You mention in the call something that peaked my interest. You said that audits were hosted nearly every week, and that audits are typically the last step to awarding contracts. This was kind of a leading comment, and I’m curious to know – give a little more detail into where audits fall?
     And does an audit mean that they’ve already decided they’re probably going to give you the contract? They just want to do one last check? Or is that the last stage before they select between, you know, the two or three vendors that they’re looking at?
Dr. Jeffrey Green: Good question, Ray. It actually varies somewhat. Sometimes you can have an audit done of the top – even sometimes we’ve seen the past two or three final vendors. And in that case it’s certainly further removed from an assured answer that you’re going to win.
     However in some cases, as what has happened over the last couple of weeks, when they send six people down to audit you they usually don’t take that sort of effort multiple times. So it really varies upon the client. And I don’t know what the breakdown is but it always means that you’re a finalist. It doesn’t always mean that you’re ultimately going to win.
     But being – having so many audits as we did in the second quarter I think you were reading into the comment correctly that we were finalists in all of those cases.
Raymond Myers: And so nearly every week there’s at least 12 or 13 weeks in a quarter. Does that mean you had eight to ten contracts where you were finalists? That’s quite a lot.
Dr. Jeffrey Green: Eight to 10 prospects you mean.

Raymond Myers: Yes.
Dr. Jeffrey Green: Yes. I haven’t counted them up but I do know that it was occurring on a weekly basis for the last month or so easily.
Raymond Myers: And when might we – I know I’m being speculative here – when might we see that in backlog?
Dr. Jeffrey Green: Well that’s a good question. That’s why we spent a little time talking about it because even though you are selected – and some of those audit things are moving in that direction – they are still signing up their trials one by one.
     So being selected or even having a customer say they’re going to standardize on you is wonderful because now you know they’re not going to bounce from vendor to vendor. But it’s not like you’re adding several million dollars to your backlog when they let you know that. They’re still ordering the trials one by one.
Raymond Myers: But would you – if you did win some of those contracts would you expect your backlog to increase going into two, three?
Jeffery Green: Yes, let me just rephrase it. If – when we do win those relationships – obviously when you win a contract it hits the backlog. When you win the relationships sometimes it takes several weeks for them to sign up the clinical trial.
Raymond Myers: OK. And then in the press release I think you made a good explanation of how if you’re starting a new relationship often you’re starting off with compounds that are earlier in their development.
     So maybe it’s Phase 1 trials or certainly small Phase 2 where there’re short trials, and there’s not a lot that goes into the backlog. So therefore the backlog understates their potential. That’s my understanding from what you said in the press release. Can you elaborate any further?
Dr. Jeffrey Green: No I think your understanding’s correct, Ray, that that was certainly true for the European pharmaceutical company that we announced earlier in the quarter. They’re starting with early Phase 1 and Phase 2 trials. But you know that everything that they do – provided that you continue to deliver for them which we’re always focused on – but provided that you do that everything they do is coming to you.
     And it may take a couple of years for those larger Phase 3’s to come in, and that’s just the name of the game when you’re starting out fresh with some of these clients that are going to start programs out with you.
Raymond Myers: So that’s what we should expect going for it is the sort of the book to bill ratio so to speak of the backlog to your revenue will be relatively lower than it’s been in the past because you’ve got so many early stage projects that may hit revenue very quickly.
Dr. Jeffrey Green: I’m glad you said that. You are correct. There’s a silver lining in every cloud. And although it’s – you know, we’d love to have the backlog four times the size it is, the advantage of having the earlier stage trials is they do hit revenue much faster.
Raymond Myers: Right. And so in your comments you made clear that backlog is not a good representation of the short term trend in revenue. One can be skeptical and say, “Well then is it a predictor of the long term trend in your revenue?” What concrete facts can you tell us that would indicate that revenue will be growing as it has been, and will continue to grow?
Dr. Jeffrey Green: Well I guess that, you know, I’m glad you mentioned that long term, because I guess you would look at the example we gave from ’04 to ’06 with 85 versus 10 percent. And somebody could logically and very appropriately say, “Well that means it doesn’t indicate long term revenue either.” And based upon the facts I could not disagree with that.

     But I think what gives us confidence, Ray, is what we’ve tried to make the flavor of this call and this release about is the pipeline’s never been bigger, the customer opportunities have never been greater, we’ve never had people standardize on us before, our hit rate as I said last quarter has gone from we estimate 25 percent to 50 percent, we’re getting a boatload of audits, the CROs are very attracted to this platform which has been uncharacteristic for us on the past.
     So I throw all those things together and we come down with the conclusion of the mid to long term picture we’re pretty excited about. And that’s the conclusion we come to.
Raymond Myers: Your last four quarters have been very consistent in sequential growth of about $300,000 every quarter – each of the last four quarters. Is that kind of sequential improvement something that we should look for going forward, or are there going to be some ups or downs that we should be looking at in Q3 and Q4?
Dr. Jeffrey Green: I think that sort of falls under the category of guidance, Ray, and I’ll probably choose not to answer that one.
Raymond Myers: OK. All right well thanks a lot, Jeff.
Dr. Jeffrey Green: All right, thank you.
Male: We’re going to go next now to Chris Ryder with Lucrum Capital.
Chris Ryder: Hi thanks for taking my call. Two quick questions on – just to get it out of the way – that breakdown in Version 4.0 revenue versus the new ((inaudible)) platform revenue?
Dr. Jeffrey Green: We’re not going to be doing that going forward, Chris. I think in the 10-Q that was filed actually this afternoon there is some pro form of comparisons in there and I think that would answer your question.
     But going forward – and until there’s a major discrepancy with something like the cardiac safety work and the eClinical work we just consider it all data track revenue. We’re not going to break it down.
Chris Ryder: OK. And then to clarify the 75 percent on the gross margin – do you mean in the September and December quarter or do you mean to get to the 75 percent for the annual number?
Dr. Jeffrey Green: We meant for the annual number for the whole year.
Chris Ryder: It would suggest that we’re talking 76 to 77 in the next couple of quarters to make up for the short fall in the current period.
Dr. Jeffrey Green: And that mathematically sounds like it’s an appropriate conclusion to me.
Chris Ryder: And is that rising gross margin because of the nature of the new contracts, or because you’re eliminating some of those training and other costs?
Dr. Jeffrey Green: It’s the new revenue lines of cardiac work, medical coding, and randomization that are at gross margins much higher than the 75 percent.
Chris Ryder: OK. And in the March quarter conference call you had, you know, suggested that the reason why backlog was going to be smaller for a period of time was because even though you were signing up a huge number of trials they were smaller in size. Even the Phase 3’s were the $300,000 to $400,000 range.
     Is there anything changed in the RFP process where the size of trials – or the quote from the last conference call was, “There’s not even been a multi-million dollar RFP out there.” Has that changed?

Dr. Jeffrey Green: In general, no. The average clinical trial size we have is smaller than it has been. That’s reflective of at least the eClinical platform which had a client base which was starting out with earlier phased trials. And there’s some dilution going on there.
     But your statement’s still correct, Chris. Even in our pipeline we only have a couple multi-million dollar sort of potentials that we’re bidding on at this point in time. There’s no megatrial in the pipeline at this point in time and I’m calling mega like $3 million and above.
Chris Ryder: Just to clarify though. If you’re bidding on even $1 million to $2 million trials – given your current backlog – that moves to (dial) a lot. So if you have 100 percent growth and your clinical trial starts, one or two can change that backlog tremendously. Is there anything about the environment that causes that process to come to fruition?
Dr. Jeffrey Green: Well a 50 percent hit rate helps. And we’re pretty confident when we go in to situations now with the new platform that we’re sitting in a much prettier position than we were before. We’re willing quite honestly, Chris, – we’re willing to take the $1 million plus trials and we’re willing to take the 20 trials that are $200,000 each. Both of those are fine with us.
Terry Black: Chris I would add to that – one thing that’s happening today versus in the past – we would go in talking about one trial at a time. With the eClinical platform we’re talking about a program now. So we’re actually talking about multiple trials whereas before it might be just one or two. But now it’s 5, 10, 15 more.
Chris Ryder: At a customer?
Dr. Jeffrey Green: Yes.
Terry Black: Yes. It’s more than – what Jeff is really trying to say here is we’re talking about them standardizing more so on Datatrak eClinical than offering – than looking to place a one study EDC with one study.
Dr. Jeffrey Green: That is one of the maturations in the markets, Chris, although as I said the downside is – is I don’t where all the 5,000 patient trials went that we had, you know, a fair number of those three years ago. But that is being replaced in maturation of the market of customers talking to us because of the broad platform of programs of development that consists of 5 to 20 trials in some cases.
Chris Ryder: Well then – just if I understand this correctly – you go into a customer, they say, “We’re going to standardize on you. We’ll sign a one trial. We’ll book it for $300,000.” But they’re talking about doing ten trials that are averaging $300,000 so it’s a $3 million opportunity.
Dr. Jeffrey Green: Those are the types of situations that are going on right now, yes.
Chris Ryder: So why are we talking about backlog? Why don’t we talk about a pipeline opportunity and what your conversion rates are?
Dr. Jeffrey Green: I guess it’s just historical, Chris. We’ve always used backlog. I think backlog is certainly a firmer number than pipeline because then you have to put in probabilities in the pipeline. And I’m not so sure you get any more accuracy by doing that.
     And we haven’t normally disclosed our pipeline magnitude and I don’t think we’re going to start to do that today. But backlog is what we’ve always reported, and at least it’s a firm number of a signed contract.
     But, you know, your point’s well taken as well as the one Ray made earlier. When you see 85 versus 10 percent that tells me as a meager statistician that those two numbers aren’t very closely related, although you obviously have to have backlog to have revenue. So there’s an absolute relationship, certainly.
Chris Ryder: Well, see it’s – as an owner of the company trying to figure out what the business metrics are, one of things that you talked about as long ago as the September quarter of ’05 was that if you had four to five customers who are capable of a certain amount of business and you had another number of customers who are capable one to ten, you can think about a $60 million revenue opportunity out in three years. Is that still what we should be thinking about?
Dr. Jeffrey Green: As we addressed in the call, I think that we’ve got the foundation to satisfy the goals that we laid out as you just stated. And the only thing that appears to be fluctuating now is what the average size of the trials are, which is probably close to – if you take the whole mean – about $175,000 per trial which is less than what it was when we were making those calculations. So as long as you factor that in, those are the goals that we’re setting forth and I think we’ve got a good foundation for that.
Chris Ryder: And so as you put in your press release – one’s become two’s become three’s – as that plays out.
Dr. Jeffrey Green: Yes.
Chris Ryder: I’m assuming your size of three’s are bigger than $175,000?
Dr. Jeffrey Green: Yes they are. You are correct. The three’s are definitely bigger than the $175,000. That’s a true statement.
Chris Ryder: OK. So if we’re not talking about having to bid them for RFPs, how do we think about that in your pipeline – that you’re going to evolve towards the Phase 3 relationship with one of these key customers?
Dr. Jeffrey Green: Well, that’s something maybe we could think about to see how we could better represent that. The concern I have, Chris, is that when you’re talking pipeline there’s a factor of probability of not only getting the contract – although that’s rising if they’re standardizing on you – and that’s certainly an argument in what you’re saying.
     The other thing you have to factor into it is when is it going to start and when are they going to have an official contract? I guess all I’m saying is having that signed contract gives us firmer ground to stand on than projecting a pipeline. But your point is well taken, especially as we become the standard for these companies that we’ve mentioned and hopefully others in the future. We may have to look at it differently.
Chris Ryder: I’m not trying to monopolize your time, but what I’m trying to understand is whether your business is better today than it was a year ago, and whether your outlook – your confidence in your outlook is better today than it was a year ago.
Jeffery Green: My confidence and outlook – and this may sound counterintuitive to the results of the second quarter where we had a loss for the first time in several years – our confidence and outlook has actually never been better. And that’s the thing that investors need to understand – that the short term picture a few years ago when it looked extremely positive, I was concerned because I saw the market advancing and we had a point solution.
     Right now I think the wrong way to look at it is to look at the short term quarter and forget about the significance of what’s happening the market with this new platform, and how the market’s maturing.
     So in direct answer to your question, our confidence level and comfort level as a future leader in the sector has never been greater.
Chris Ryder: OK. I’ll get back in queue. Thanks.
Operator: And again, ladies and gentlemen, any questions, star one at this time. We go next now to Robert Blakely of Stonegate.
Robert Blakely: Hey Jeff, how are you doing?
Dr. Jeffrey Green: Good Bob, how are you doing?

Robert Blakely: Good, good. Obviously some of my questions are already answered. But I guess the gist of the whole thing is, you know, with your stock at a 52 week low, and everybody trying to make some sense out of the backlog and so forth – and I’ve known you guys long enough to know that the backlog is virtually meaningless.
     You know, I think you had a $20 million backlog when you were doing $2 million a year. So I’m not sure it means anything at all. And so I’m looking for – and I think what everybody is looking for is that color or that some sort of way that we can try to measure – just as the previous gentleman said – you know, “How do you feel about it going forward.” And I guess you kind of answered that.
     But I guess if you’re now landing – the one key point I heard you say is you’re now landing 50 percent of your bids versus 25 percent. And I guess – when did that change? And then who are the primary competitors you’re running against at this point?
Dr. Jeffrey Green: OK. To answer your first question, Bob. The bid situation changed when we were able offer the broader platform. And we saw those developments in this market coming about the middle of last year. And then once we completed the acquisition everything changed, because they looked at you much differently with a broader range of capabilities.
     So that is, without a doubt, the reason for that doubling of the hit rate. And what was the second part of your question?
Robert Blakely: Well I guess just – are you guys – I guess the easier way to say it is – are you guys using a different measure to determine how you do feel about the future as opposed to backlog? I mean what are you guys doing to make yourself feel like you’re got an understanding of where the business is going?
Dr. Jeffrey Green: Well first of all, it’s the hit rate. You know, in years past when you were in bid situation, you know, you had to wait till you had the contract to be real confident. We’re much more confident going in. And I think the primary answer to this question is, “When we mention and announce that a company has standardized on you, that means that they are going to use you for everything moving forward.”
     And we’ve never been in a situation like that. And then the whole discussions shift not to the individual contract and what are you going to price this at. Of course that always comes up. I mean I don’t want to lead you to believe that price isn’t discussed. It is.
     But they’re confidently talking about the programs they’re going to implement, and that they’re using you. That’s a given. That’s an entirely different maturation process in this market than we’ve ever seen. And that’s what’s going on now.
     I think – and I predicted this – what I think will happen in the next couple of years is you will have some of those customers develop an enterprise multi-year licensing arrangement for your platform because it will become obvious that doing these individual study budgets – when you’re doing 20 of them a year – it’s more efficient just to do a licensing deal within certain boundaries.
     And I think that’s how this market’s going to mature for those types of customers. But we didn’t do it before you’re only guaranteed of underselling your value. I also now remember your other question. The people we’re up against or always the same. It’s, you know, no secret to anybody on the calls, the face forwards, it’s the e-trial’s, it’s the Medidata’s, those are the groups that we’re normally in the competition against.
Robert Blakely: So that really hasn’t change.
Dr. Jeffrey Green: No it really has not.
Robert Blakely: Let me ask you one other thing relative to – your saying – and that’s I think why the backlog is going to be more meaningless as we go forward. As these companies standardize on you – and they’re just going to use you – I mean they’re not going to give you any indication at all. It’s just going to be, “OK, we’re going to start this one in the next five weeks,” or something. So you’re going to have no – you’ll have shorter and shorter notice.

     So I guess how many pharmaceuticals or whomever have standardized on Datatrak, one; and two, do you have – do you know how much they have historically spent on these sorts of trials?
Dr. Jeffrey Green: Well the three standardization companies we’ve announced so far are two CROs, and a European pharmaceutical company. I don’t want to front run any of this other stuff that’s going on, so I’m not going to go down that path.
     But when they’re talking to us about trials, Bob, even though they do sign them up one by one and they’ll you and say, “This needs to start five weeks from now,” as your example, that is true. But as Terry said, “We are putting programs of budgets for them that are multiple trials ranging anywhere from, you know, 7 to 20 trials as one package for them to evaluate.
     So although we don’t know exactly when all those are going to hit – and that’s obviously to them we just have to wait when that happens – we are getting more visibility of their pipelines of development of what they intend on pursuing over the next one to two years.
     And when we have these standard – last thing I’ll say is when we have these standardized -customers that want to standardize on us and we announce them in the future, we’ll try to put some conditions around there related to the significant of those.
Robert Blakely: That would probably help. Because I think that’s where everybody’s struggling. It’s just the fact...
Dr. Jeffrey Green: But, you know, it’s not that we’re withholding anything. These are all developing situations that are going on in the market. But everyone’s points are well taken about this.
Robert Blakely: OK. I appreciate it.
Dr. Jeffrey Green: Yes.
Male: I will connect you now to Neal Jacobs with Bodri Capital Management.
Neal Jacobs: Hey Dr. Green. How are you?
Dr. Jeffrey Green: Hi Neal.
Neal Jacobs: A couple of questions. In the past it used to be a situation where it was more of an education in the marketplace. Is that a thing of the past? And well, I guess – yes, could you comment on that front a little bit?
Dr. Jeffrey Green: Yes. Good point, Neal. The education thankfully – I thought it would never end but I do believe it largely is a thing of the past. And what I mean by that – not educating people why they should do this, is this better than paper, are we concerned about security, all that sort of thing – the education now is on what your capabilities as a software (sweep).
     And really I’m happy to say, “It’s what your vision is on where you’re going.” Because if someone is going to standardize on you – and you in a couple of years will be viewed as a platform for them – in order for them to make an accurate decision and the right decision they have to know where you as a vendor see the market going and what additional capabilities you’re going to build into your product (sweep).
     And your direction and their direction as a company have to intercept.
Neal Jacobs: Yes.
Dr. Jeffrey Green: So the education you talked about of years ago when we had to fight to say, “This was the right thing to do,” we really don’t have those discussions any more.

Neal Jacobs: So if you looked at competitors that you mentioned earlier and included yourself, what percent of the target market would you say is penetrated today? Is it 2 percent, is it 8 percent, is it 23 percent?
Dr. Jeffrey Green: I’ve told people when they’ve asked me that – and they’ve called separately – that I think it’s 20 percent today. And I have no proof of that. I can’t point to any sort of analyst’s report. I’m just saying based on upon ((inaudible)) of what we hear from customers, and what we know that’s going on there for market intelligence is it’s 20 percent today.
     And we have – just to give you a little more meat here – we have customers who have told us – multiple customers – that over the next three to four years they expect to be doing 70 percent of their trials with technology.
     So going from 20 to 70 percent as an overall growth rate over the next three to four years is certainly a supportable way to look at the market.
Neal Jacobs: And just where would you say you rank of the four guys – the three-plus year that you’ve named?
Dr. Jeffrey Green: Well I can only mention about the companies – and I think the press release we did on the European pharmaceutical company – we do know that they looked very closely at six technology providers. They wound up choosing us. And the ones I’ve already mentioned were included in that group of six.
     So I mean I’m biased. I think that we’ve got the broadest platform in the industry. That’s somewhat supported by the Forrester Report that was on our Web site, actually will be through the end of this month.
     So that’s an independent evaluation of the platform. Although our revenue size may be smaller than others, we don’t have a legacy-based system that was designed for paper as a foundation of our revenue. We chose to go a different direction.
Neal Jacobs: Got you. Given that you’ve just gone through this restructuring, the current size of the business supports – and you did $4.8 million in revenue. What – the current size of the business supports, you know, what size company, and I guess absent additional sales people?
Dr. Jeffrey Green: You mean what is our – what’s our capacity?
Neal Jacobs: Yes.
Dr. Jeffrey Green: I’m going to take a general shot at this. I haven’t consulted with Terry, and he can correct me if I’m wrong. But from the data center perspective we’ve probably got 40 to 50 percent additional capacity that we can add new work into.
     On the operational side which is more people intensive – and that doesn’t appear to be lessening a lot – our customers still expect us to do mostly everything for them almost all the time. That’s less scaleable, and I’ll use a figure of 30 percent. But Terry’s welcome to disagree with me here.
Terry Black: For the most part I do agree with it. And I think you see some of the decline in the margin Jeff eluded to earlier that it was pricing of the new products line. But a lot of that, as we said, was training of people. So we have additional capacity there right now of ((inaudible)) gross. I don’t have a problem with the numbers you threw out.
Dr. Jeffrey Green: All right.
Neal Jacobs: OK. And I guess the last question. If you have a new customer coming in that signs up for, you know, seven or twelve trials, takes a package approach. What’s the ramp up phase to that, till they launch? I mean, I know it varies but in general, do they begin using your platform in two months, four months?
Terry Black: The normal ramp-up phase for a new customer is about six to eight weeks. And, however, let me correct that. It’s six to eight weeks to get the trial into production to begin collecting data. Once they sign the contract and we start working with them designing their trial and training their people, the revenue for us starts on that day.

Dr. Jeffrey Green: Right. The transaction revenue begins six to eight weeks later.
Terry Black: Yes.
Neal Jacobs: OK, great. Thanks a lot.
Operator: And just one final reminder, star one for any question. And we’ll take a follow-up now from now from Chris Frederick.
Chris Frederick: Hi, just a follow-up on that last question. So if somebody comes in with a package and says ((inaudible)) ten trials, can you process it?
Dr. Jeffrey Green: Yes, we can. Even if all ten of them have to start today, we do. If we have four customers that want to do that, we’re going to have to be adding to our SG&A.
Chris Frederick: That’d be kind of a good problem.
Dr. Jeffrey Green: Well, it would but, you know, managing growth is always a difficult challenge for companies. We’re certainly no different in that, but, you know, we’re trying to get ready for what we’ve always been waiting for in this market, which is not a tipping point, but sort of, you know, the water coming through the floodgates.
Chris Frederick: And as it relates to this discussion of penetration, if we were going to isolate those that you’ve firmly penetrated and identified a growth rate and then identified a growth rate from penetration, how would we break that out?
     Meaning, there are certain people that are already using it and there’s a natural growth rate to new trial starts, and then there’s this whole world of paper that still has to be penetrated.
Dr. Jeffrey Green: Oh. I see what you’re asking now. For a while, I thought you had me on one here, Chris.
     We’ve state before, and I still believe it to be true, that we’re getting no more than 20 percent, even at our best customers of all clinical trials that they’re doing. So the growth rates that I just gave to Neal Jacobs across an entire industry could really apply at virtually all of our customers because we’re still getting a minority of their trials and the majority of them are still being done with paper. And we expect that to continue to shift as well.
Chris Frederick: OK. And then, just to clarify, I’m very pleased that you have a new top ten customer, but I thought you said in the body of your presentation that the master agreement is in preparation.
Dr. Jeffrey Green: That’s correct.
Chris Frederick: What’s a master agreement as distinguished from backlogged?
Dr. Jeffrey Green: Well, the backlog is there because we do statements of work. So the statement of work is a sub agreement to a master agreement. The master agreement tells – talks about, in a high-level way, how you will deal with each other, software licenses, all that sort of thing, and then the statement of work is the budget for each individual project.
     So we’ve signed the statement of work, or we’ve signed the letter of agreement to move forward on the first trial, but Terry’s working with their attorney, and you can imagine how much fun it is in a multibillion-dollar company with ((inaudible)) doing that. That’s a lot of fun. But anyway, the master agreement is negotiated as the overall umbrella agreement.
Chris Frederick: So how many trial starts do you think that this could result in? I mean, you wouldn’t do a master agreement for one trial.

Dr. Jeffrey Green: Certainly not. No you won’t.
Dr. Jeffrey Green: I would agree with that.
Chris Frederick: So how many trials does this envision, even though it’s not a backlogged number?
Dr. Jeffrey Green: Well, I think in that particular customer, they certainly could be testing you out to see how well you do and under the assumption that they like what they see so far, or they think they’re going to like what they see in the future, they would have this in place so that all of the legal work, which must be onerous at these large companies, can be out of the way so that the clinical team can then be free to move forward.
     So that would be a very logical scenario for them to pursue.
Chris Frederick: And so in terms of if we were going to try to get it down to a quantified number of trials, will we think that this is five or ten because that’s what they would do or...
Dr. Jeffrey Green: They’ve only contracted with us for one so far, Chris, but it’s a top ten pharma and a top ten pharma, in general does probably a couple hundred clinical trials a year.
Chris Frederick: OK. Then the last question is as relates to core research, they’ve signed seven – as I understand it, they’ve signed seven trials in the quarter. Five of them are new clients. Have they done any trials away from you – that use EKG?
Dr. Jeffrey Green: Oh no. They use our software exclusively.
Chris Frederick: OK. So this is, OK, can you give us some sense of how their pipeline is growing?
Dr. Jeffrey Green: Oh boy. Baby, if I’m not going to tell you anything about our pipeline, I can’t mention it from another organization, Chris.
Chris Frederick: Well, as we think about this business opportunity, one of the things you talked about is, you know, four to five customers that could do 40 to 50, 30 to 40 trials...
Dr. Jeffrey Green: Yes.
Chris Frederick: This is separate from that.
Dr. Jeffrey Green: Oh yes. It is.
Chris Frederick: And it’s added to that platform?
Dr. Jeffrey Green: Yes it is.
Chris Frederick: Do you still think that over the next couple years that this side of the EKG market is how you described as a multiple hundred million dollar market?
Dr. Jeffrey Green: Yes we do.
Chris Frederick: OK. Thank you.
Dr. Jeffrey Green: Yes.
Operator: And ladies and gentlemen, if you find that your question has already been answered, you can remove yourself from the queue by pressing the pound key. And next we’ll go to Andrew Bugyis with Mesirow Financial.

Andrew Bugyis: Well, hey Doc. Let’s do a little housekeeping here, OK? You said that in the second quarter the business that you were booking was skewed heavily toward eClinical as opposed to Version 4.
Dr. Jeffrey Green: Yes.
Andrew Bugyis: Are we talking about number of contractors or dollars?
Dr. Jeffrey Green: Number of contracts.
Andrew Bugyis: So we can gather nothing from the dollars involved there. We don’t know whether the Version 4 contracts are actually a larger amount of money than the eClinicals.
Dr. Jeffrey Green: No, you would not be able to tell that, Andy, from that – the ratio of eClinical projects to Version 4 projects is pretty close to what it was in the first quarter. It’s about 3:1.
Andrew Bugyis: Number wise?
Dr. Jeffrey Green: Yes.
Andrew Bugyis: OK. Then –they’re all, we’ve already decided that they’re pretty small.
Dr. Jeffrey Green: Yes they are.
Andrew Bugyis: So we don’t really know how quickly the Version 4 business is going downhill?
Dr. Jeffrey Green: I – let me address that and repeat what I said in the call. We had four clients that have done multiple projects with Version 4 in the past; one of them 16 trials, and all of those customers ordered their next trials with the eClinical (button).
Andrew Bugyis: OK. Let’s go to the hit rate again. This 50 percent hit rate, I assume is coming from a universe of more bids?
Dr. Jeffrey Green: Yes it is.
Andrew Bugyis: OK. And if you don’t win that bid, it doesn’t necessarily go to Medidata or Phase Forward or e-Trials or anything. It could just stay in-house, right?
Dr. Jeffrey Green: Well, one of the bids that we did not get, actually, went to paper.
Andrew Bugyis: OK.
Dr. Jeffrey Green: So nobody got it.
Andrew Bugyis: Yes, but I mean it could say these people who are bidding it might be doing all the trials in-house anyway on paper, so they could just walk away from this first blush trial of five or six vendors and it’s not like one of these other folks won the business and you didn’t.
Dr. Jeffrey Green: That’s correct.
Andrew Bugyis: OK. Fine. You have two foreign CROs who are using you as a standard platform?
Dr. Jeffrey Green: Yes. One is Cross...
Andrew Bugyis: Names are irrelevant. What I want to get to is, is there an adversarial relationship or a more adversarial relationship between you folks and the domestic CROs. They seem to have been slow to come around. I know you guys have stopped bidding these contracts for them. You need to have the original user there because there might have been some chicanery going around. What’s that status now?
Dr. Jeffrey Green: Good question, Andy, and I think the answer is ((inaudible)). I think it’s because it’s harder and harder for the CRO industry in general because of how I answered (Neil Jacobson)’s question with the market growing. It’s harder and harder for them to ignore what’s happening here. So I would suspect that not only us, but other technology providers are getting a higher CRO adoption rate because customers are asking for it.
     The second reason is because of our broader platform, which now touches medical coding, which CROs can do. It now touches web-based randomization, so you’re doing your randomization over the web as opposed to using the telephone. Those cut into what the CROs do as well, so it’s. We’re – one of the sayings we have in our office as we grow the market is, “There’s no wrong door to go to Datatrak.”
     You open up the door for digital ECGs and Datatrak is there. Or you open up the door for web-based randomization and Datatrak is there. You open up the door for eClinical and Datatrak is there.
     So it’s just becoming harder and harder and the large CROs, the ones here in the states, addressing the other part of your question is, don’t forget, they like to play the field and they’ll go to one customer in the morning and they’ll want one technology and they’ll go to another company in the afternoon and they’ll want a different one. So they have to somewhat be flexible in what they can accept. That’s why very few of them have put a stake in the ground.
Andrew Bugyis: OK, one last question. This multiple-year license that we have talked about on several conference calls...
Dr. Jeffrey Green: Yes.
Andrew Bugyis: The advantage to the customer, as you alluded to a while ago, is they don’t have to run through a budget on everyone of these trials or something like that. Are they going to pay a smaller price per data entry, and are you going to – you folks going to make that up on volume or volume plus the addition of this medical coding and randomization, where the margins are higher than your 75 percent historically?
Dr. Jeffrey Green: Well, probably what we would do, Andy, is like what other – like any business does, we would certainly provide volume discounts for commitments, and we would open to doing that like anybody. I think the pharma Companies even sell their drugs that way, so we certainly would approach it.
     But what we’d probably do is spec out the number of trials that they would do over; say a 24-month period of time. We wouldn’t sell the individual capabilities of our suite. We’d offer the whole suite for a fixed licensed payment per month for those 24 months, provided that they stayed within a range of trials.
     Like, I’ll just use some numbers. If they stayed within 40 to 50 clinical trials at – of certain magnitude and size so that our data center were sure we didn’t get caught into a problem, then they could substitute whatever trials they wanted into that.
     They wouldn’t be able to do 300 trials for a license fee that we specked out for 40 or 50. So there’d be some limits on that. And Oracle sells software that way. Microsoft sells software that way and SAS sells software that way, based upon the number of licensed users. We would just use the number of clinical trials as a parameter.
Andrew Bugyis: OK. Let’s go. This is my last one, I promise. Let’s go back to this capacity. At the data center, you guys said you could go up 50 percent. That’s a rough number?
Dr. Jeffrey Green: Yes.
Andrew Bugyis: Alright then, I believe you or Terry or both of you talked about in terms of employees and setting up trials and everything, you had maybe 30 percent additional capacity available.

Dr. Jeffrey Green: Yes.
Andrew Bugyis: What happens at tech transfer where that capacity limitization on the employees was supposed to go away?
Dr. Jeffrey Green: Well ...
Andrew Bugyis: If they were going to do it all themselves?
Dr. Jeffrey Green: Yes, I guess what happened to it is we obviously did have customers do that and we even had some of them order trials on Version 4 for that quarter. They – when they order new trials, they still want us to do everything for them. And we talked about tech transfer with them as much as we can. We even had a consulting program, still do, called e-Merge, where we help them set up their whole process for electronic trials. But still at the end of the day, when the customer asks you to do all these things for them, we still do that. And that’s basically their desire, so ...
Andrew Bugyis: OK. So those little power kingdoms inside the pharmas have dissipated, where guys were trying to protect their (thiefdom) and their employees and everything because they’re just giving it all up to you now?
Dr. Jeffrey Green: That’s a very interesting question, Andy. I don’t know about the power struggles. We don’t, there are still some of those but they’re also diminishing.
Andrew Bugyis: OK.
Dr. Jeffrey Green: But they say they’re busy with other things and I think they’re still part of it. This is somewhat new to them. It’s a new platform. It’s different than what they normally do and it’s much easier to point to the vendor and say, “You do this for me.”
Andrew Bugyis: But with growing familiarity, you would assume that that would cease and they would start doing it themselves.
Dr. Jeffrey Green: Yes. One would assume that. And I’ve assumed many things and you know what they say about the word assume.
Andrew Bugyis: I got you. OK. I’m done. Thanks.
Operator: And we’ll go next now to Chris Pauli with V Crown Advisors.
Chris Pauli: Hi. Good afternoon, gentlemen. Thanks for taking this call.
Dr. Jeffrey Green: No problem.
Chris Pauli: On the press release, you did talk about the top ten pharma company. That was also a European pharma company?
Dr. Jeffrey Green: They’re global.
Chris Pauli: OK. So that’s a global with – where are their headquarters?
Dr. Jeffrey Green: I’d just as soon not tell you. They’re a global top ten pharma company.
Chris Pauli: Is their headquarters in the United States?
Dr. Jeffrey Green: If I told you, if you knew enough about the market, you’d be able to identify who they are, and they definitely did not want to be identified, so I’m going to pass on the question.

Chris Pauli: OK, well, so the second part is that you say in the press release that it validates your belief that this eClinical platform has changed the landscape because of this relationship. Could you please give us a little bit more color or granularity as to why you believe that?
Dr. Jeffrey Green: Sure. what I meant by that, Chris, is because we have 11 different functionalities, including, in this specific company’s case, digital electrocardiograms, they can view Datatrak as an enterprise solution for them with multiple sources of data input, whether it’s medical coding or web-based randomization or digital ECGs or chest x-rays or eClinical data, all housed within the same database and with the same user interface.
     That changes the way they look at you as opposed to what we were a year ago when we were selling simply EBC. So that’s what I meant by that comment and we believed that that was going to happen and was one of the reasons why we did the acquisition, is a broader platform allows customers to look at us as an enterprise-wide capability as opposed to a point solution.
Chris Pauli: So it’s not that it’s changed the market landscape generally, it just changed the market landscape opportunity for Datatrak, specifically.
Dr. Jeffrey Green: Good point. I would say that it certainly did both. It certainly changed it for Datatrak, probably predominately, however, you also have to look at and ask who else has a broad platform to do everything that we can do?
     And if you look at the Forester Report, even including the other companies we’ve already mentioned, they do not have all the capabilities we do. So I would still say that it did change the market landscape, maybe not the market landscape isn’t the right word; maybe the market expectations. Because I think we’ve raised the bar.
Chris Pauli: OK. So then if you hold this out as a, you know, a – I don’t know if it’s a momentous kind of occasion for Datatrak and maybe the industry. I don’t know if that’s the right word to use, but certainly some sort of a milestone.
     Why can’t you be more forthcoming as it relates to what the size of this relationship could be? I’m sure you’ve had those discussions with this enterprise as specifically as you mentioned, they’re taking the time to put a master contract in place and also on the – a few paragraphs later you talked about the number of clinical trials doubling, but yet your revenues are up 30 and 27 percent, respectively. And it’s implying, you know, a decrease in price and I’m assuming your relationship with this large company also gives them a lot of incentive to do some volume with you.
     Can you comment to price and volume; the data price and the number of data sets and so on and so forth that you’re seeing?
Dr. Jeffrey Green: Yes. The – let me address the first part about the large pharma. The reason why we haven’t put any more color or specifics around this even in an anonymous way, is because the relationship is still early, Chris. And they’ve only ordered their first trial. They want to see how they like us and if we satisfy their needs and they’re always checking to make sure you can do everything you said you could do, so it’s early.
     And that’s why it hasn’t been – it will be a momentous event if that thing grows into in 2007, what we all hope it will be but, we’ll just have to wait until then.
     In terms of the pricing, our data item pricing is the same as it’s always been for new customers. We still offer volume discounts, but they have to commit volume for it and some of the things we’re working on, we have done that.
     And the other thing that you’re correct about that we’ve talked about on this call is our average clinical trial size is now currently about $175,000. It was about $300,000 a couple years ago, but that was also skewed by several $3 million plus contracts. So that mathematical assessment is correct.
     But it’s not because we have reduced prices to a dramatic degree. We do trade off prices for commitment and we’ve always been willing to do that.
Operator: We’ll go next now to Bob Wasserman with ...

(Peter MacMillan): Hi. This is actually (Peter MacMillan). Bob had to go. He had trouble getting in the queue there.
     But I had three quick ones, Jeff, if I may. One, occasionally you have lost clients because of mergers, any of those coming back to the fold? Two, any update on perhaps, standardizing electronic data for the FDA? And three, what are ((inaudible))?
Dr. Jeffrey Green: Three good questions, (Peter). There’s no news yet on people who may have left the fold and have come back yet. So there’s nothing new to report there.
     FDA; I’d have to say there is nothing new to report there either, other than the information that we’ve already talked about for about the last three to six months or so.
     And I guess, you know, it’s a three for three here. There’s nothing new to report on the SAS front. You know, what we did with SAS was we tried to move the market faster by linking your EDC data directly into a warehouse. We successfully did that.
     We were able to automatically move data from EDC around the world into a warehouse application to have people do update it every 24 hours and automatically have their statistical reporting capability available. And we did all that, and quite honestly, the market, you know, didn’t really come to that the way we thought they were going to.
     So I – that’s why I somewhat contrast that with the progress that we’re making with Duke, who’s using our software exclusively and bringing us new clients. And that has worked out extremely well so far.
(Peter MacMillan): Thank you. Bob said he’ll give you a call tomorrow. Thanks.
Dr. Jeffrey Green: Alright.
Operator: We’ll go back to Andrew Bugyis now.
Andrew Bugyis: (Peter) asked my question regarding SAS. I don’t have a question.
Dr. Jeffrey Green: OK.
Operator: And we’ll take our last question in the queue today back to Chris Pauli.
Chris Pauli: Hi. Sorry. Just when do you anticipate recognizing revenues from the major pharma Company?
Dr. Jeffrey Green: Those – I think the trial has already started, right?
Terry Black: Yes. It’ll start in the third quarter. It’s very small.
Dr. Jeffrey Green: Yes. It’s a very small project. It’s around a hundred grand, so it’s nothing large, but it’s the movement and the significance of the client that is new for us.
Chris Pauli: OK. Thank you.
Dr. Jeffrey Green: Yes.
Operator: And Dr. Green, any closing comments, sir?
Dr. Jeffrey Green: No, just thank you for joining and we’ll talk to you next quarter. Have a good evening.
Operator: Thank you sir. Ladies and gentlemen, if you’ve missed a portion of this call, you can hear a rebroadcast of this conference by calling 719-457-0820 and reference pass code 2164638.
END